Exhibit 99.1

NEWS RELEASE December 7, 2023

Contacts: Dan Schlanger, CFO
Kris Hinson, VP & Treasurer
FOR IMMEDIATE RELEASE	Crown Castle Inc.
713-570-3050

Crown Castle Announces CEO Transition

Jay Brown to Retire as President and CEO; Anthony Melone Appointed Interim CEO

December 7, 2023 - HOUSTON, TEXAS - Crown Castle Inc. (NYSE: CCI) ("Crown Castle" or the "Company") today announced that Jay Brown informed the Company's Board of Directors on December 6, 2023 of his decision to retire as Crown Castle's President, Chief Executive Officer and a Director of the Company, effective January 16, 2024. The Board has appointed Anthony Melone, a member of Crown Castle's Board, to begin serving as interim CEO at that time. The Board will conduct a search process to identify a permanent CEO.

Mr. Melone has over three decades of experience in the telecommunications industry, including having served as Executive Vice President and Chief Technology Officer ("CTO") for Verizon Communications from December 2010 to April 2015. In addition, Mr. Melone served in a variety of positions with Verizon Wireless from 2000 to December 2010, including as Senior Vice President and CTO from 2007 to December 2010.

P. Robert Bartolo, Chair of the Crown Castle Board, said, "On behalf of the Board, I want to thank Jay for his nearly 25 years of service at Crown Castle, including more than seven years as CEO. Since joining our company, Jay has helped establish Crown Castle as the nation's leading provider of shared communications infrastructure connecting thousands of cities and communities to essential data. We are grateful for his contributions and unwavering commitment to our people, and we wish him the very best."

Mr. Bartolo continued, "Tony is a proven leader with an impressive track record as an operator. His career spans more than 35 years in telecommunications and infrastructure, and he is deeply familiar with our business, team and portfolio. The Board is confident that Tony is the right person to serve as interim CEO while we conduct a search for a permanent successor."

Mr. Brown said, "It has been a privilege to lead this outstanding company and be a part of its growth and success for over two decades. I’m confident the Company's future is bright as its world-class team continues the critical work to connect people, communities and businesses with each other and to the data, technology and wireless services they rely on every day."

ABOUT CROWN CASTLE

Crown Castle owns, operates and leases more than 40,000 cell towers and approximately 85,000 route miles of fiber supporting small cells and fiber solutions across every major U.S. market. This nationwide portfolio of communications infrastructure connects cities and communities to essential data, technology and wireless service – bringing information, ideas and innovations to the people and businesses that need them. For more information on Crown Castle, please visit www.crowncastle.com.